EXHIBIT 23.1

                          Independent Auditors' Consent


The Board Of Directors
Optimal Robotics Corp.

We consent to incorporation by reference in the registration statement (No. 333-65530) on Form S-8 of Optimal Robotics Corp. of our report dated February 21, 2003, relating to the consolidated balance sheets of Optimal Robotics Corp. as of December 31, 2002 and 2001 and the related consolidated statements of operations, retained earnings and cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Optimal Robotics Corp.


/s/ KPMG LLP

Chartered Accountants


March 27, 2003
Montreal, Canada


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